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                                                  Robotic Vision Systems, Inc.
                                                  Exhibit 8.1



                   [Letterhead of Parker Duryee Rosoff & Haft]



                                        August 7, 1995


Robotic Vision Systems, Inc.
425 Rabro Drive East
Hauppauge, New York 11788


Ladies and Gentlemen:


     We have acted as counsel to Robotic Vision Systems, Inc., a Delaware corporation (the "Company"), in connection with that certain Agreement and Plan of Merger and Reorganization, dated as of April 27, 1995, as amended and restated as of July 11, 1995 (the "Merger Agreement"), by and among the Company, a wholly-owned subsidiary of the Company ("Subsidiary") and Acuity Imaging, Inc., a Delaware corporation ("Acuity"), providing for, among other things, the merger of Subsidiary with and into Acuity (the "Merger").


     In our capacity as your counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of the Merger Agreement, all relevant corporate proceedings of the Company relating to the approval and adoption of the Merger Agreement by the Board of Directors of the Company, the Internal Revenue Code of 1986, as amended to date (the "Code"), the published rules and regulations of the Internal Revenue Service (the "IRS") promulgated thereunder (collectively the "Regulations"), and such other statutes, rules, regulations, publicly available interpretive releases and opinions of the IRS and other relevant governmental agencies and authorities and such other records, documents or instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.


     In making the aforesaid examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.


     In addition, to the extent that matters of fact are involved in the conclusions expressed in the opinions hereinafter set forth, such opinions, to the extent we have deemed proper, are based as to factual matters upon inquiries of officers of the


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Robotic Vision Systems, Inc.
August   , 1995
Page 2


Company and the representations and warranties of each of the Company and Acuity contained in the Merger Agreement.


     Based upon and subject to the foregoing, we are of the opinion that:


     (1) The Merger will be a "tax-free reorganization" for federal income tax purposes under Section 368(a) of the Code.


     (2) The Company and Subsidiary will not recognize any gain or loss in the Merger.


     (3) The several holders of the issued and outstanding shares of common stock, $.01 par value, of the Company will not recognize any gain or loss in the Merger.


     The opinions expressed herein are limited to the Federal income tax consequences of the Merger based upon the Code and the Regulations, as both are in effect upon the date hereof. We express no opinion as to the tax consequences of the Merger under the laws of the State of Delaware or of any other governmental or quasi-governmental taxing authority, whether domestic or foreign in nature.


     We hereby consent to the use of our opinions as herein set forth as an exhibit to the Company's Registration Statement on Form S-4, as amended, File No. 33-59637, under the Securities Act of 1933, as amended (the "Registration Statement"), and to the use of our name under the captions "The Proposed Merger -- Certain Federal Income Tax Considerations" and "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement.


                                        Very truly yours,


                                        PARKER DURYEE ROSOFF & HAFT




                                        By:  /s/ Ira Roxland
                                            ----------------------------------
                                            A Member of the Firm